EXHIBIT INDEX


EXHIBIT A: Attachment to item 77B:
    Accountants report on internal control

EXHIBIT B: Attachment to item 77C:
    Submission of matters to a vote of security holders.
-------------------------------------------------------

EXHIBIT A:

Report of Independent Accountants

To the Shareholders and Board of Directors of Pacific Horizon Funds, Inc.



In planning and performing our audit of the financial statements of Pacific Horizon California Municipal Bond Fund, Pacific Horizon California Tax-Exempt Money Market Fund, Pacific Horizon Asset Allocation Fund, Pacific Horizon Blue Chip Fund, Pacific Horizon Capital Income Fund, and Pacific Horizon Intermediate Bond Fund (hereinafter referred to as the "Funds") for the period ended May 14, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles.
Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of May 14, 1999.

This report is intended solely for the information and use of management and the Board of Directors of Pacific Horizon Funds, Inc. and the Securities and Exchange Commission.


PricewaterhouseCoopers LLP
July 8, 1999



EXHIBIT B:

SUB-ITEM 77C: Submission of matters to a vote of security holders.

(a)	A Special Meeting of Shareholders of Pacific Horizon
Funds, Inc.("Pacific Horizon"), originally convened on April
12, 1999, and reconvened on April 19, 1999, May 3, 1999, and May
4, 1999.

(b)	N/A

(c)	The approval or disapproval of the proposed Agreements
and Plans of Reorganization by and between Pacific Horizon and Nations Fund, Inc., Nations Fund Trust and Nations Institutional Reserves (collectively, "Nations"), with respect to Pacific Horizon's Flexible Income, Short-Term Government, National Municipal Bond, Aggressive Growth, International Equity, U.S. Government Securities, Prime, Government, Treasury, Treasury Only, Tax-Exempt Money, California Municipal Bond, California Tax-Exempt Money Market, Asset Allocation and Capital Income Funds and the proposed Agreement and Plan of Reorganization by and between Pacific Horizon and Nations Institutional Reserves ("Nations"), with respect to the Intermediate Bond and Blue
Chip Funds was voted as follows:


                        Number of Shares      Number of Shares
                        Voting For the        Voting Against
                        Resolution            the Resolution

Company-Wide Vote       11,719,599,139            193,929,807


Individual Fund Vote

(Nations Fund Trust Reorganization)

Flexible Income              1,205,868                34,684

Short-Term Government        1,921,777                   420

National Municipal Bond      1,160,809                 9,801


(Nations Fund, Inc. Reorganization)

Aggressive Growth            4,934,074               227,923

International Equity         3,271,610                14,864

U.S. Government Securities   3,733,927               125,338


(Nations Institutional Reserves Reorganization)

Prime                    7,402,031,565           102,136,608

Government                 309,621,581            22,930,309

Treasury                 2,294,059,916            43,582,262

Treasury Only              264,529,840            10,178,951

Tax-Exempt Money           529,425,252             3,852,544

California Municipal Bond   16,098,006               867,521

California Tax-Exempt
  Money Market             847,463,844             8,351,353

Asset Allocation             8,398,482               387,602

Capital Income              10,855,984               396,879


(Nations Institutional Reserves and Nations Master Investment
  Trust Reorganizations)

Intermediate Bond            7,081,212                76,442

Blue Chip                   13,805,392               756,306